Exhibit 107
Calculation of Filing Fee Tables
Form F-1
(Form Type)

newcleo plc
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(6)
Fees to Be Paid	Equity	Ordinary Shares, par value $0.02288 per share	Rule 457(c)	217,834,936(2)	$7.40(3)	$1,611,978,526.40	0.0000870	$140,242.13
Fees to Be Paid	Equity	Ordinary Shares issuable upon exercise of Company Private Warrants	Rule 457(g)	291,717(4)	$11.50(4)	$3,354,745.50	0.0000870	$291.86
Fees to Be Paid	Equity	Ordinary Shares issuable upon exercise of NextChem Warrants	Rule 457(c)	8,855,000(5)	$7.40(3)	$65,527,000.00	0.0000870	$5,700.85
Fees Previously Paid	—	—	—	—	—	—		—
	Total Offering Amounts					$1,680,860,271.90		$146,234.84
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$146,234.84

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Represents the resale from time to time by the selling securityholders named in the prospectus forming part of this registration statement (the “Selling Securityholders”) of up to 4,910,451 Ordinary Shares issued to the Sponsor, BTIG and certain SPAC directors; up to 5,410,058 Ordinary Shares held by Pre-PIPE and Post-PIPE Investors; up to 21,600,000 Ordinary Shares issued to the PIPE Investors; up to 168,237,194 Ordinary Shares held by the RRA Shareholders; and up to 17,677,233 Ordinary Shares issuable upon the conversion of Class B Shares held by certain Selling Securityholders.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Ordinary Shares as reported on The Nasdaq Stock Market LLC on September 29, 2026 (such date being within five business days of the date of filing). The high and low prices on that date were $7.70 and $7.10, respectively.

(4)	Calculated pursuant to Rule 457(g) under the Securities Act based on the $11.50 exercise price of the Company Private Warrants, which were issued in exchange for SPAC Private Placement Warrants.

(5)
The NextChem Warrants are exercisable only upon the occurrence of applicable earn-out events, and the exercise price is settled by set-off against the corresponding earn-out obligation. The NextChem Warrants are not listed on Nasdaq, so the registration fee is computed under Rule 457(c) by reference to the market price of the underlying Ordinary Shares.

(6)	Calculated pursuant to Rule 457 under the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0000870.